Exhibit 21.1

Bank of Hawaii Corporation

Subsidiaries of the Registrant

The required information with respect to subsidiaries of Bank of Hawaii Corporation as of December 31, 2023, is provided below. All domestic subsidiaries are wholly-owned. Each entity is consolidated with its immediate parent company.

BANK OF HAWAII CORPORATION (Parent) Bank Holding Company - Delaware

Subsidiaries:
BANK OF HAWAII Hawaii Subsidiaries:
Bankoh Investment Services, Inc. (Brokerage) Hawaii
BOH Wholesale Insurance Agency, Inc. (Insurance) Hawaii
Pacific Century Insurance Services, Inc. (Captive Insurance) Hawaii
RGA Corp. (Real Property Holding Company) Hawaii
Pacific Century Life Insurance Corporation (Insurance) Arizona